Exhibit 4


                                     JOINDER

         This JOINDER (this "Joinder") to the Voting Agreement, dated June 22, 2007, among Noam Gottesman, Pierre Lagrange, Emmanuel Roman, Leslie J. Schreyer, in his capacity as trustee of the Gottesman GLG Trust, G&S Trustees Limited, in its capacity as trustee of the Lagrange GLG Trust ("G&S"), Jeffrey A. Robins, in his capacity as trustee of the Roman GLG Trust, Lavender Heights Capital LP, Sage Summit LP and GLG Partners, Inc., a Delaware corporation (formerly known as Freedom Acquisition Holdings, Inc.) ("GPI"), a copy of which is attached hereto as Exhibit A (the "Voting Agreement"), is made as of March 19, 2008, by Point Pleasant Ventures Ltd., a British Virgin Islands company ("Point Pleasant").

                             INTRODUCTORY STATEMENTS

         A. G&S has transferred on the date hereof 58,900,370 shares of common stock of GPI to Point Pleasant (the "Transfer").

         B. Point Pleasant is a "Permitted Transferee" of G&S as defined under the Voting Agreement.

         C. In connection with the Transfer, Point Pleasant has agreed that it shall execute and deliver this Joinder in order to become a party to the Voting Agreement.

                                   AGREEMENTS

         In consideration of the foregoing and the agreements contained herein, Point Pleasant hereby agrees as follows:

         1. Joinder. Point Pleasant hereby agrees that, upon execution of this Joinder it shall become a party to the Voting Agreement as a "Stockholder Party" and shall be bound by, and subject to, all of the covenants, terms and conditions of the Voting Agreement as fully and the same as though it was an original party thereto.

         2. Parties in Interest. This Joinder is binding upon and is for the benefit of Point Pleasant and its successors and assigns, and for the benefit of and enforceable by the other persons party to the Voting Agreement.

         3. Further Assurances. Point Pleasant shall, from time to time execute such other documents and agreements and provide such certificates as any other party to the Voting Agreement may reasonably request to carry-out and fulfill the transactions, and permit the exercise and assumption of, such rights and obligations as are contemplated hereunder.

         4. Headings and Execution. The descriptive headings of this Joinder are for convenience of reference only and do not constitute a part of this Joinder. This Joinder may be executed by facsimile or portable document format (pdf) transmission.



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         5. Governing Law. This Joinder will be governed by and construed in accordance with the laws of the State of Delaware.

         6. Notice. All notices, requests, consents and other communications hereunder to Point Pleasant shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by facsimile (provided a copy is thereafter promptly delivered as provided in this Section 6) or internationally recognized express courier, addressed to Point Pleasant at the address or facsimile number set forth below or such other address or facsimile number as may hereafter be designated in writing by Point Pleasant.

                            [Signature page follows]




                                       2


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         IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by Point Pleasant as of the date first above written.

                                       POINT PLEASANT VENTURES LTD.



                                       By:   /s/ Nigel T. Bentley
                                             ---------------------
                                       Name:   Nigel T. Bentley
                                       Title:  Director

                                       Notice details per Section 6 above:

                                       Address:   c/o G&S Trustees Limited, as
                                                  trustee of the Lagrange
                                                  GLG Trust
                                                  Rathbone House
                                                  15 Esplanade
                                                  St. Helier, Jersey
                                                  Channel Islands  JE1 1RB

                                      Facsimile: 011-44 1534 740 074





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                                                                      Exhibit A
                                Voting Agreement

[see Annex F of the Definitive Proxy Statement of GLG Partners, Inc. (formerly Freedom Acquisition Holdings, Inc.), filed October 11, 2007.]